UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 15, 2006
LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-12933	94-2634797
(Commission File Number)	(IRS Employer Identification Number)
4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
Adoption of Executive Incentive Plan Performance Goals for the Second Half of Calendar Year 2006
      On August 15, 2006, based upon the recommendation of its Compensation Committee, the Board of Directors of the Company established performance goals under Lam’s 2004 Executive Incentive Plan for the second half of calendar year 2006 for Stephen G. Newberry, the Company’s Chief Executive Officer. The performance goals included financial, operating and marketing objectives. Financial goals included revenue, gross margin, operating profit, and cash generation targets. Non-financial targets included certain market position objectives. Mr. Newberry’s target incentive amount is 100% of his salary. Actual incentive awards may range from zero to 2.55 times the target amount based on both corporate and individual performance factors. To the extent that the actual performance (whether corporate or individual) falls below predetermined performance targets, incentive awards are determined as a declining percentage of the target incentive amount. No incentive awards are paid under the Incentive Plan if predetermined minimum financial performance targets are not met.
      The Compensation Committee had previously established target incentive amounts and corporate performance goals for the entire calendar year 2006 for its named executive officers other than the Company’s Chief Executive Officer and Executive Chairman at the Committee’s meeting on February 16, 2006. Accordingly, the performance goals under the Company’s calendar year 2006 incentive plan set by the Committee in February for such named executive officers continue in effect for the second half of calendar year 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 21, 2006

LAM RESEARCH CORPORATION

By:	/s/ Harold M. Goldstein

Harold M. Goldstein
Group Vice President, Global Human Resources